NEWS RELEASE

FOR IMMEDIATE RELEASE

October 25, 2022

CAPITOL FEDERAL FINANCIAL, INC.®
ANNOUNCES QUARTERLY DIVIDEND

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that its Board of Directors has declared a quarterly cash dividend of $0.085 per share on outstanding CFFN common stock.

The dividend is payable on November 18, 2022 to stockholders of record as of the close of business on November 4, 2022.

The Company will release financial results for the quarter and year ended September 30, 2022 on October 26, 2022 before the market opens.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank (the "Bank"). The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com